Exhibit 5.1

Claire Keast-Butler +44 20 7556 4211 ckeastbutler@cooley.com

Immunocore Holdings plc
92 Park Drive
Milton Park
Abingdon
Oxfordshire OX14 4RY
United Kingdom

9 September 2022

Ladies and Gentlemen:

Re:	Immunocore Holdings plc — Prospectus Supplement – Exhibit 5.1

1.	INTRODUCTION

1.1
We have acted as English legal advisers to Immunocore Holdings plc, a public limited company incorporated in England and Wales (the “Company”), in connection with the preparation and filing on the date hereof with the U.S. Securities and Exchange Commission (the “SEC”) of a prospectus supplement (the “Prospectus Supplement”). We have taken instructions solely from the Company.

1.2
The Prospectus Supplement supplements a registration statement on Form F-3 that the Company filed with the SEC on 4 April 2022 (the “Registration Statement”).  The Registration Statement relates to the registration for issue and sale by the Company of (a) ordinary shares with a nominal value of £0.002 each in the capital of the Company (“Ordinary Shares”), (b) American Depositary Shares representing Ordinary Shares (“ADSs”), (c) debt securities in one or more series, as either senior, senior subordinated or subordinated debt or as senior, senior subordinated or subordinated convertible debt and (d) warrants for the purchase of (i) Ordinary Shares, including Ordinary Shares represented by ADSs and (ii) debt securities, each in one or more series, in each case to the public in a registered offering or offerings.

1.3
The Prospectus Supplement relates to the offering, issuance and sale of an amount of ADSs (the “Placement ADSs”) with an aggregate offering price of up to US$250,000,000 (the Ordinary Shares to be represented by such ADSs, the “New Shares”) that may be issued and sold under a sales agreement between the Company and Jefferies LLC dated 9 September 2022 (the “Sales Agreement”).

1.4	We are rendering this letter at the request of the Company in connection with the Prospectus Supplement.

1.5
Except as otherwise defined in this letter, capitalised terms used have the respective meanings given to them in the Registration Statement and the Prospectus Supplement and headings are for ease of reference only and shall not affect interpretation.

1.6
All references to legislation in this letter are to the legislation of England unless the contrary is indicated, and any reference to any provision of any legislation shall include any amendment, modification, re-enactment or extension thereof, as in force on the date of this letter.

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2.	DOCUMENTS

For the purpose of issuing this letter, we have reviewed the following documents only:

2.1	a PDF copy of the Registration Statement;

2.2	a PDF copy of the Prospectus Supplement;

2.3	a PDF executed copy of the Sales Agreement; and

2.4
a PDF executed copy of a certificate dated 9 September 2022 (the “Secretary’s Certificate”) signed by the Company’s company secretary (the “Company Secretary”) relating to certain factual matters as at the date of the Secretary’s Certificate and having annexed thereto copies (certified by the Company Secretary as being true, complete, accurate and up-to-date in each case) of the following documents:

(a)
a PDF copy of the certificate of incorporation of the Company dated 7 January 2021 and a PDF copy of the certificate of incorporation on re-registration of the Company as a public company dated 1 February 2021;

(b)	a PDF copy of the current articles of association of the Company adopted on 9 February 2021 (the “Articles”);

(c)
a PDF executed copy of the written resolutions of the board of directors of the Company (the “Board” or the “Directors”) passed in November 2021 constituting a financing and pricing committee of the Board (the “Committee”) with effect from 8 November 2021 (the “Board Written Resolutions”);

(d)	a PDF executed copy of the minutes of a meeting of the Board held on 29 April 2022 at which it was resolved, inter alia, to appoint Siddharth Kaul to the Committee (the “Board Minutes”);

(e)
a PDF executed copy of the minutes of a meeting of the Committee held on 31 August 2022 resolving, inter alia, to (i) approve the Prospectus Supplement and proceed with the execution and filing of the Prospectus Supplement with the SEC, (ii) approve the form of Sales Agreement subject to such finalisation and further modification as is deemed appropriate by the Chief Executive Officer and Chief Financial Officer of the Company, and any other officer or officers authorised by either of them (the “Authorised Signatories”), (iii) authorise the Authorised Signatories to execute and deliver the Sales Agreement on behalf of the Company and (iv) authorise the offer and sale by the Company of the Placement ADSs, and the allotment and issue of the New Shares, for an aggregate offering amount up to US$250,000,000 in one or more “at-the-market” offerings pursuant to the Sales Agreement (each such offering, an “Authorised Placement”) (the “Committee Minutes”); and

(f)
a PDF executed copy of the minutes of the general meeting of the Company held on 3 February 2021 (the “General Meeting”) at which it was resolved, inter alia, to authorise the Directors for the purposes of section 551 of the Companies Act 2006, as amended (the “Companies Act”) to allot shares in the Company or grant rights to subscribe for or to convert any security into shares in the Company up to an aggregate nominal amount of £150,000.00 for a period ending on 3 February 2026 and to allot equity securities for cash pursuant to such authority as if section 561 of the Companies Act did not apply to the allotment (the “Shareholder Resolutions”).

3.	SEARCHES

In addition to examining the documents referred to in paragraph 2 (Documents), we have carried out the following searches only:

3.1	an online search at Companies House in England and Wales (“Companies House”) with respect to the Company, carried out at 9:41 a.m. (London time) on 9 September 2022 (the “Online Search”); and

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3.2
a telephone enquiry at the Companies Court in London of the Central Registry of Winding-up Petitions in England and Wales with respect to the Company, carried out at 10:13 a.m. (London time) on 9 September 2022 (the “Telephone Enquiry” and, together with the Online Search, the “Searches”).

4.	OPINIONS

Subject to the assumptions set out in paragraph 5 (Assumptions), the scope of the opinions set out in paragraph 6 (Scope of Opinions) and the reservations set out in paragraph 7 (Reservations), we are of the opinion that as at the date of this letter:

4.1	The Company has been duly incorporated and is existing as a public company with limited liability under English law.

4.2
The Searches gave no indication that any winding-up, dissolution or administration order or appointment of a receiver, administrator, administrative receiver or similar officer has been made with respect to the Company, or that any petition for the winding-up of the Company has been presented.

4.3
The New Shares, when issued, delivered and paid for in accordance with the Sales Agreement and as provided in the Prospectus Supplement, will be validly issued, fully paid and will not be subject to any call for payment of further capital.

5.	ASSUMPTIONS

In giving the opinions in this letter, we have assumed (without making enquiry or investigation) that:

5.1
all signatures, stamps and seals on all documents are genuine. All original documents are complete, authentic and up-to-date, and all documents submitted to us as a copy (whether by email or otherwise) are complete and accurate and conform to the original documents of which they are copies and that no amendments (whether oral, in writing or by conduct of the parties) have been made to any of the documents since they were examined by us;

5.2	where a document has been examined by us in draft or specimen form, it will be or has been duly executed in the form of that draft or specimen;

5.3	each of the individuals who signs as, or otherwise claims to be, an officer of the Company is the individual whom they claim to be and holds the office that they claim to hold;

5.4	where a document is required to be delivered, each party to it has delivered the same without it being subject to any escrow or similar arrangement;

5.5	all documents, forms and notices which should have been delivered to Companies House in respect of the Company have been and will be so delivered;

5.6
the information revealed by the Searches is true, accurate, complete and up-to-date in all respects, and there is no information which should have been disclosed by the Searches that has not been disclosed for any reason and there has been no alteration in the status or condition of the Company since the date and time that the Searches were made, and that the results of the Searches will remain true, complete, accurate and up-to-date as at each date on which the Company allots or issues New Shares (each, a “Bring-Down Date”);

5.7
no notice has been received by the Company which could lead to the Company being struck off the register of companies under section 1000 of the Companies Act and no such notice shall have been received as at each Bring-Down Date;

5.8	the Articles remain in full force and effect and no alteration has been made or will be made to the Articles as at the date of this letter and as at each Bring-Down Date;

5.9	to the extent that the obligations of the Company under the Sales Agreement may be dependent upon such matters, each of the parties to the Sales Agreement:

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(a)	is duly organised, validly existing and in good standing (where such concept is legally relevant) under the laws of its jurisdiction of incorporation;

(b)
is in compliance, generally, with all applicable laws, rules and regulations to which it is subject, its constitutional documents and any judicial or administrative judgements, awards, injunctions or orders binding upon it or its property;

(c)	has the capacity, power and authority to execute, deliver and perform its obligations under the Sales Agreement;

(d)
is duly qualified to engage in the activities contemplated by the Sales Agreement and will not be in breach of any of its respective obligations under any document, contract, instrument or agreement as a result of its entry into and performance of its obligations under the Sales Agreement;

(e)
is authorised under all applicable laws of its jurisdiction and domicile to submit to the jurisdiction of the federal courts of the United States of America located in the Borough of Manhattan in the City of New York or the courts of the State of New York in each case located in the Borough of Manhattan in the City of New York as specified in the Sales Agreement and has validly submitted to such jurisdiction; and

(f)	has or will have validly authorised, executed and delivered all relevant documents;

and that each of the foregoing remains the case as at each Bring-Down Date;

5.10
the Sales Agreement (and any other documents referred to therein) constitutes legal, valid and binding obligations of each of the parties thereto enforceable under all applicable laws and that the Sales Agreement will remain in full force and effect at each Bring-Down Date;

5.11
there is an absence of fraud or mutual mistake of fact or law or any other arrangements, agreements, understandings or course of conduct or prior or subsequent dealings amending, rescinding or modifying or suspending any of the terms of the Sales Agreement or which would result in the inclusion of additional terms therein, and that the parties have acted and will act in accordance with the terms of the Sales Agreement;

5.12
in relation to the Registration Statement and the Prospectus Supplement and the transactions contemplated thereby, the Directors have acted and will act in the manner required by section 172 of the Companies Act and that each issuance of Placement ADSs and New Shares pursuant to the Prospectus Supplement will be made in good faith and on bona fide commercial terms and on arms’ length terms and for the purposes of carrying on the business of the Company;

5.13
the Company is, and the Company and each party to the Sales Agreement will at all relevant times remain, in compliance with all applicable anti-corruption, anti-money laundering, anti-terrorism, sanctions and human rights laws and regulations;

5.14
the Registration Statement has become effective under the US Securities Act of 1933 (the "Securities Act") and such effectiveness shall not have been terminated or rescinded prior to each Bring-Down Date, and the Prospectus Supplement has been filed with the SEC;

5.15
the Board Minutes and the Committee Minutes referred to in paragraph 2.4 (Documents) are a true record of the proceedings described therein, and that each meeting recorded in such minutes was duly conducted as described therein, duly constituted and convened and all constitutional, statutory and other formalities were duly observed (including, if applicable, those relating to the declaration of Directors’ interests or the power of interested Directors to vote), a quorum was present throughout, the requisite majority of Directors voted in favour of approving the resolutions and the resolutions passed at that meeting of the Board or the Committee, as applicable, were duly adopted, have not been revoked or varied and remain in full force and effect as at the date of this letter and each Bring-Down Date;

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5.16
the resolutions set out in the Board Written Resolutions referred to in paragraph 2.4 (Documents) were validly passed as written resolutions in accordance with the Articles, that all eligible directors of the Company (being all the directors of the Company who would have been entitled to vote on the matter had it been proposed as a resolution at a directors’ meeting, but excluding any director whose vote is not to be counted in respect of a particular matter) have signed one or more copies of the Board Written Resolutions, that all relevant provisions of the Companies Act and the Articles were complied with and the Articles were duly observed (including, if applicable, those relating to the declaration of Directors’ interests or the power of interested Directors to vote) and such resolutions were duly adopted, and have not been revoked or varied and remain in full force and effect as at the date of this letter and each Bring-Down Date;

5.17
the General Meeting was duly convened and held on 3 February 2021 at which all constitutional, statutory and other formalities were duly observed, a quorum of shareholders was present throughout and the Shareholder Resolutions referred to in paragraph 2.4 (Documents) were duly passed and have not been revoked or varied and remain in full force and effect as at the date of this letter and each Bring-Down Date, and that all filings required to be made with Companies House in connection therewith have been made within the relevant time limits as at the date of this letter and each Bring-Down Date;

5.18
all of the New Shares will be allotted and issued pursuant to the authority and power granted to the Directors pursuant to section 551 and section 570 of the Companies Act, respectively, under the Shareholder Resolutions, and that authority and that power are and shall remain unutilised to a sufficient extent to enable the allotment and issue of any of the New Shares, and that the Directors shall not allot or issue (or purport to allot or issue) any Ordinary Shares and shall not grant rights (or purport to grant rights) to subscribe for any Ordinary Shares, or convert any security into Ordinary Shares, in excess of such authorities or powers or in breach of any other limitation on their authority or power to allot and issue shares or grant rights to subscribe for, or convert any security into, Ordinary Shares;

5.19
if any New Shares are to be allotted and issued or rights to subscribe for, or convert any security into, New Shares granted after the expiration date of the Shareholder Resolutions or if the Shareholder Resolutions have been fully utilised at the relevant time, such New Shares shall be allotted and issued and/or rights to subscribe for, or convert any security into, New Shares shall be granted pursuant to an authority and power granted to the Directors pursuant to section 551 and section 570 or 571 of the Companies Act at a general meeting of the Company duly convened and held at which all constitutional, statutory and other formalities will be duly observed, a quorum of shareholders will be present throughout and the relevant resolutions will have been duly passed and will not have been revoked or varied and will remain in full force and effect, and that all filings required to be made with Companies House in connection therewith will have been made within the relevant time limits;

5.20
any sales of Placement ADSs will be made in accordance with the limitations imposed by the Committee as set out in the Committee Minutes; the terms of any Authorised Placement will be approved by the Chief Executive Officer and/or the Chief Financial Officer of the Company and will be in accordance with the terms approved by the Committee as specified in the Committee Minutes;

5.21
the contents of the Secretary’s Certificate were true and not misleading when given and remain true and not misleading as at the date of this letter and will remain so as at each Bring-Down Date, and there is no fact or matter not referred to in the Secretary’s Certificate which would make any of the information in the Secretary’s Certificate inaccurate or misleading;

5.22	no New Shares will be allotted or issued, or are or shall be committed to be allotted and issued, at a discount to their nominal value (whether in dollars or equivalent in any other currency);

5.23
at the time of each allotment and issue of New Shares, the Company shall have received in full payment for such shares in an amount of “cash consideration” (as defined in section 583(3) of the Companies Act) equal to the aggregate subscription price for such shares, such amount not being less than the aggregate nominal value for such shares, and the Company shall have entered the holder or holders thereof in the register of members of the Company showing that all such shares have been fully paid up as to their nominal value and any premium thereon as at the date of each such allotment;

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5.24
there will be no fact or matter (such as bad faith, coercion, duress, undue influence or a mistake or misrepresentation before or at the time any agreement or instrument is entered into, a subsequent breach, release, waiver or variation of any right or provision, an entitlement to rectification or circumstances giving rise to an estoppel) which might affect the allotment and issue of any Placement ADSs or New Shares that may be issued pursuant to the  Registration Statement and the Prospectus Supplement;

5.25
as at the date of this letter and each Bring-Down Date, the Company has not and will not have taken any corporate or other action and no steps have been or will be taken or legal proceedings have been or will be started against the Company for the liquidation, winding-up, dissolution, reorganisation or bankruptcy of, or for the appointment of a liquidator, receiver, trustee, administrator, administrative receiver or similar officer of, the Company or all or any of its assets (or any analogous proceedings in any jurisdiction) and the Company is not and will not be unable to pay its debts as they fall due within the meaning of section 123 of the Insolvency Act 1986, as amended (the “Insolvency Act”) or will become unable to pay its debts within the meaning of that section as a result of any of the transactions contemplated in this letter, is or will become insolvent or has been or will be dissolved or declared bankrupt;

5.26
all agreements and documents examined by us that are governed by the laws of any jurisdiction other than England are on the date of this letter legal, valid and binding under the laws by which they are (or are expected to be) governed and will remain so on each Bring-Down Date;

5.27
there are no provisions of the laws of any jurisdiction outside England that would have any implication for the opinions which we express in this letter and that, insofar as the laws of any jurisdiction outside England may be relevant to this letter, such laws have been and will be complied with;

5.28
we note that Sales Agreement provides that it is to be governed by and construed in accordance with the laws of the State of New York. We express no opinion as to any matters governed by New York law. As lawyers not qualified in New York, we are not qualified or able to assess the true meaning or import of the terms of the Sales Agreement under New York law, and we have made no investigation of such meaning or import. Therefore, our review of the Sales Agreement has been limited to its terms as they appear to us on its face. We have assumed that the choice of New York law in the Sales Agreement is valid as a matter of New York law and the Sales Agreement and each of its provisions are valid, binding and enforceable under New York law and the law of any other jurisdiction whose law applies, other than law covered expressly in an opinion included in this letter. We have also assumed that, under New York law, any court named in the forum selection clause of the Sales Agreement will have jurisdiction over the parties and the subject matter of any action brought in that court under the Sales Agreement;

5.29
all statements of fact and representations and warranties as to matters of fact (except as to matters expressly set out in the opinions given in this letter) contained in or made in connection with any of the documents examined by us were true and correct as at the date given and are true and correct at today’s date and no fact was omitted therefrom which would have made any of such facts, representations or warranties incorrect or misleading;

5.30
all consents, licences, approvals, authorisations, notices, filings and registrations that are necessary under any applicable laws or regulations in connection with the transactions contemplated by the Registration Statement and the Prospectus Supplement have been or will be duly made or obtained and are, or will be, in full force and effect;

5.31
no Placement ADSs or New Shares have been or shall be offered to the public in the United Kingdom in breach of the Financial Services and Markets Act 2000, as amended (the “FSMA”), the EU Prospectus Regulation (Regulation (EU) 2017/1129) as it forms part of domestic law in the United Kingdom by virtue of the European Union (Withdrawal) Act 2018 (the “Withdrawal Act”) (the “UK Prospectus Regulation”) or of any other United Kingdom laws or regulations concerning offers of securities to the public, and no communication has been or shall be made in relation to the Placement ADSs in breach of section 21 (Restrictions on financial promotion) of the FSMA or any other United Kingdom laws or regulations relating to offers or invitations to subscribe for, or to acquire rights to subscribe for or otherwise acquire, shares or other securities;

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5.32
in issuing Placement ADSs and New Shares, the Company is not carrying on a regulated activity for the purposes of section 19 of FSMA and each person involved in or dealing with the Company in connection with the offering of the Placement ADSs which is carrying on, or purporting to carry on, a regulated activity (within the meaning of section 19 (The general prohibition) of the FSMA is an authorised person or exempt person under the FSMA;

5.33
all applicable provisions of the EU Market Abuse Regulation (Regulation (EU) No 596/2014) as it forms part of domestic law in the United Kingdom by virtue of the Withdrawal Act (“UK MAR”), the UK Prospectus Regulation, the FSMA, the Financial Services Act 2012 (the “FS Act”), and all rules and regulations made pursuant to UK MAR, the UK Prospectus Regulation, the FSMA and the FS Act, have been and will be complied with as regards anything done in relation to the Placement ADSs or otherwise in relation to the Registration Statement and the Prospectus Supplement and the transactions contemplated thereby in, from or otherwise involving England (including, without limitation, articles 14 (Prohibition of insider dealing and of unlawful disclosure of inside information) and 15 (Prohibition of market manipulation) of UK MAR, sections 19 (The general prohibition) and 21 (Restrictions on financial promotion) of the FSMA and sections 89 (Misleading statements), 90 (Misleading impressions) and 91 (Misleading statements etc. in relation to benchmarks) of the FS Act); and

5.34
no application has been or will be made for any Placement ADSs or New Shares to be listed or admitted to trading on a regulated market, multilateral trading facility or organised trading facility situated or operating in the United Kingdom.

6.	SCOPE OF OPINIONS

6.1	The opinions given in this letter are limited to English law as it would be applied by English courts on the date of this letter

6.2
We express no opinion in this letter on the laws of any other jurisdiction. We have not investigated the laws of any country other than England and we assume that no foreign law affects any of the opinions stated in paragraph 4 (Opinions).

6.3
We express no opinion as to any agreement, instrument or other document other than as specified in this letter. For the purposes of giving the opinions in paragraph 4 (Opinions), we have only examined and relied on those documents set out in paragraph 2 (Documents) and made those searches and enquiries set out in paragraph 3 (Searches), respectively. We have made no further enquiries concerning the Company or any other matter in connection with the giving of the opinions in paragraph 4 (Opinions).

6.4	No opinion is expressed with respect to taxation in the United Kingdom or otherwise in this letter.

6.5
We have not been responsible for investigating or verifying the accuracy of the facts or the reasonableness of any statement of opinion or intention, contained in or relevant to any document referred to in this letter, or that no material facts have been omitted therefrom.

6.6
The opinions given in this letter are given on the basis of each of the assumptions set out in paragraph 5 (Assumptions) and are subject to each of the reservations set out in paragraph 7 (Reservations) to this letter. The opinions given in this letter are strictly limited to the matters stated in paragraph 4 (Opinions) and do not extend, and should not be read as extending, by implication or otherwise, to any other matters.

6.7
This letter only applies to those facts and circumstances which exist as at today’s date and we assume no obligation or responsibility to update or supplement this letter to reflect any facts or circumstances which may subsequently come to our attention, any changes in laws which may occur after today, or to inform the addressee of any change in circumstances happening after the date of this letter which would alter the opinion given in this letter.

6.8
We have not been responsible for investigation or verification of statements of fact (including statements as to foreign law) or the reasonableness of any statements of opinion in the Registration Statement and the Prospectus Supplement, or that no material facts have been omitted therefrom.

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6.9	This letter is given by Cooley (UK) LLP and no partner or employee assumes any personal responsibility for it nor shall owe any duty of care in respect of it.

6.10
This letter, the opinions given in it, and any non-contractual obligations arising out of or in connection with this letter and/or the opinions given in it, are governed by and shall be construed in accordance with English law as at the date of this letter.

7.	RESERVATIONS

7.1	The Online Search described at paragraph 3.1 (Searches) is not capable of revealing conclusively whether or not:

(a)	a winding-up order has been made or a resolution passed for the winding-up of a company;

(b)	an administration order has been made; or

(c)	a receiver, administrative receiver, administrator or liquidator has been appointed,

since notice of these matters may not be filed with the Registrar of Companies in England and Wales immediately and, when filed, may not be entered on the public database or recorded on the public microfiches of the relevant company immediately.

In addition, such a company search is not capable of revealing, prior to the making of the relevant order, whether or not a winding-up petition or a petition for an administration order has been presented.

7.2
The Telephone Enquiry described at paragraph 3.2 (Searches) relates only to a compulsory winding-up and is not capable of revealing conclusively whether or not a winding-up petition in respect of a compulsory winding-up has been presented, since details of the petition may not have been entered on the records of the Central Registry of Winding-up Petitions in England and Wales immediately or, in the case of a petition presented to a County Court in England and Wales, may not have been notified to the Central Registry of Winding-up Petitions in England and Wales and entered on such records at all, and the response to an enquiry only relates to the period of approximately four years prior to the date when the enquiry was made. We have not made enquiries of any District Registry or County Court in England and Wales.

7.3
The opinions set out in this letter are subject to: (i) any limitations arising from applicable laws relating to insolvency, bankruptcy, administration, reorganisation, liquidation, moratoria, schemes or analogous circumstances; and (ii) an English court exercising its discretion under section 426 of the Insolvency Act (co-operation between courts exercising jurisdiction in relation to insolvency) to assist the courts having the corresponding jurisdiction in any part of the United Kingdom or any relevant country or territory.

7.4	We express no opinion as to matters of fact.

7.5
Save for the matters set out in the Secretary’s Certificate, we have made no enquiries of any individual connected with the Company. We have relied entirely on the facts, statements and confirmations contained in the Secretary’s Certificate and we have not undertaken any independent investigation or verification of the matters referred to in the Secretary’s Certificate.

7.6
If (a) a party to the Sales Agreement is the target of economic or financial sanctions or other restrictive measures imposed in any jurisdiction (“Sanctions”) or is owned or controlled (directly or indirectly) by or is acting on behalf of or at the direction of or is otherwise connected with a person who is a target of Sanctions or (b) a party to the Sales Agreement is incorporated or resident in or operating from a country or territory that is a target of Sanctions or (c) the rights or obligations of a party to the Sales Agreement is otherwise affected by Sanctions, then the rights and obligations of such person under the Sales Agreement may be void and/or unenforceable.

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7.7
We express no opinion in this letter on the application or potential application of the National Security and Investment Act 2021 in relation to the Sales Agreement or any transaction contemplated thereby.

8.	DISCLOSURE AND RELIANCE

8.1
This letter is addressed to you solely for your benefit in connection with the Registration Statement and the Prospectus Supplement and the transactions contemplated thereunder. We consent to the filing of this letter as an exhibit to the Prospectus Supplement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under section 7 of the Securities Act or the rules and regulations thereunder.

8.2
This letter may not be relied upon by you for any other purpose, or furnished to, assigned to, quoted to, or relied upon by any other person, firm or other entity for any purpose without our prior written consent, which may be granted or withheld at our sole discretion.

Yours faithfully

/s/ Cooley (UK) LLP
Cooley (UK) LLP